STATEMENT TO NOTEHOLDERS

Household Home Equity Loan Trust 2002-2

Distribution Number	16
Beginning Date of Accrual Period	22-Sep-03
End Date of Accrual Period	19-Oct-03
Payment Date	20-Oct-03
Previous Payment Date	22-Sep-03

Funds Reconciliation
Available Funds for Payment (including Skip-A-Pay Advances/Reimbursements, less Premium Amount)	45,766,042.99
Principal Collections	40,191,950.95
Collections of Interest (net of Servicing Fee and principal recoveries)	5,359,795.25
Servicing Fee	314,351.79
Principal recovery
Skip-A-Pay Advances	0.00
Skip-A-Pay Reimbursement Amount	0.00
Insured Payments, if any	0.00

Payments	45,766,042.99
Interest Paid to Notes	707,419.32
Principal Paid to Notes	44,744,271.88
Servicing Fee	314,351.79
Ownership Interest	-

Balance Reconciliation

Beginning Pool Amount	754,444,300.73
Principal Collections (including repurchases)	40,191,950.95
Charge off Amount	(926,674.96)
Ending Pool Amount	713,325,674.82

Collateral Performance
Cash Yield (% of beginning balance)	9.03%
Charge off Rate (net of principal recoveries; % of beginning balance)	1.47%
Net Yield	7.55%
Cumulative Realized Losses	0.30%

Delinquent Home Equity Loans
30-59 days principal balance of Home Equity Loans	22,137,848.27
30-59 days number of Home Equity Loans	249
60-89 days principal balance of Home Equity Loans	4,259,441.19
60-89 days number of Home Equity Loans	48
90+ days principal balance of Home Equity Loans	20,922,965.22
90+ days number of Home Equity Loans	241

Loan Detail
Number Purchased pursuant to 2.02, 2.04 and 3.01	-
Principal Balance Purchased pursuant to 2.02, 2.04 and 3.01	-
Substitution Adjustment Amounts	-
Number of Home Equity Loans outstanding (Beginning of Collection Period)	8,173
Number of Home Equity Loans outstanding (Ending of Collection Period)	7,800
Number of Home Equity Loans that went into REO	8
Principal Balance of Home Equity Loans that went into REO	951,207.92

Overcollateralization
Begin Overcollateralization Amount	113,923,788.68
Overcollateralization Release Amount	0.00
Distributable Excess Cashflow	4,552,320.93
Charge offs	(926,674.96)
End Overcollateralization Amount	117,549,434.65

Target Overcollateralization Amount	130,353,967.64
Interim Overcollateralization Amount	112,997,113.72
Interim Overcollateralization Deficiency	17,356,853.92

Excess Cashflow	4,552,320.93

Other
Stepdown	No
Trigger Event	No
Event of Default	No
Total Note Balance as Percent of Total Original Note Balance	46.17%

Note Principal Amount Statement
A. Information on Distributions
1. Total Distribution per $1,000	35.220218
2. Principal Distribution per $1,000	34.672043
3. Interest Distribution per $1,000	0.548175

B. Calculation of Interest Due & Paid
1. 1 month LIBOR	1.12000%
2. Formula Rate (1-mo. Libor plus 30bps)	1.42000%
3. Available Funds Cap	10.80054%
4. Note Rate	1.42000%
5. Days in Accrual Period	28

6. Current Interest, Interest Carry Forward Amount, and Supplemental Interest Amount Due	707,419.32
7. Current Interest and Interest Carry forward Amount paid	707,419.32
8. Supplemental Interest Amount paid	0.00

9. Unpaid Interest Carry Forward Amount	0.00
10. Unpaid Supplemental Interest Amount	0.00

C. Calculation of Note Principal Amount
1. Principal Note Amount, prior to payments	640,520,512.05
2. Principal Payment Amount paid	40,191,950.95
3. Distributable Excess Cashflow paid	4,552,320.93
4. Note Principal Amount, after payments	595,776,240.17

5. Note Principal Amount as a % of the Original Note Principal Amount, after payments	0.4616631
6. Note Principal Amount as a % of the Pool Balance, after payments	0.8352093